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                                                                    EXHIBIT 5.1

                               PALMER & DODGE LLP
                                One Beacon Street
                           Boston, Massachusetts 02108

Telephone: (617) 573-0100                            Facsimile: (617) 227-4420


                                 January 8, 1997


Galileo Corporation
Galileo Park
P.O. Box 550
Sturbridge, MA 01566


Ladies and Gentlemen:

      We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Galileo Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to 269,913 shares (the "Shares") of the Company's Common Stock, $0.01 par value per share, for resale by certain stockholders of the Company listed therein.

      We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

      Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

      We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under Item 5 thereof.


                                    Very truly yours,


                                    /s/ Palmer & Dodge LLP
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                                    PALMER & DODGE LLP